News Release

Contact:	Dan McClain (Media) (310) 201-3335

Paul Gregory (Investors)
(310) 201-1634
Northrop Grumman Reports Strong Fourth Quarter and 2010 Financial Results
•	Q4 EPS from Continuing Operations Increases to $1.27; 2010 EPS from Continuing Operations Increases to $6.77

•	Q4 Sales Total $8.6 Billion; 2010 Sales Increase to $34.8 Billion

•	Cash from Operations Totals $1.4 Billion for Q4 and $2.5 billion for 2010

•	Free Cash Flow Totals $1 Billion for Q4 and $1.7 Billion for 2010

•	Share Repurchases Total 19.7 Million in 2010

•	Provides Guidance for 2011 EPS from Continuing Operations Anticipating the Spin-off of Shipbuilding

•	Guidance for 2011 EPS from Continuing Operations of $6.40 to $6.60 Excluding Shipbuilding

•	Conference Call Scheduled for 10:30 a.m. ET at www.northropgrumman.com
          LOS ANGELES – Feb. 9, 2011 – Northrop Grumman Corporation (NYSE: NOC) reported that fourth quarter 2010 earnings from continuing operations totaled $376 million, or $1.27 per diluted share, compared with $375 million, or $1.19 per diluted share, in the fourth quarter of 2009. Fourth quarter 2010 results included a previously announced one-time, pre-tax charge of $231 million, or $0.51 per diluted share, principally related to premiums paid to redeem $682 million in debt through the company’s November 2010 tender offer.
          Earnings from continuing operations increased to $2 billion in 2010, or $6.77 per diluted share, from $1.6 billion, or $4.87 per diluted share in 2009. In addition to the fourth quarter charge related to the debt tender offer, 2010 results included a $113 million pre-tax charge related to the consolidation of the company’s Gulf Coast facilities and a $296 million tax benefit related to approval by the Internal Revenue Service (IRS) and the U. S. Congressional Joint Committee on Taxation of the IRS’ examination of tax returns for the years 2004 through 2006. These three items, all of which were previously

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Strong Fourth Quarter and 2010 Financial Results	2
announced, resulted in a net increase in 2010 earnings from continuing operations of $0.24 per share.
          Fourth quarter 2010 sales totaled $8.6 billion compared with $8.9 billion in the prior year period. The 2010 fourth quarter had fewer working days than the prior year period. Sales increased 3 percent in 2010 to $34.8 billion from $33.8 billion in 2009. New business awards for the 2010 fourth quarter totaled $9.2 billion, bringing total backlog to $64.2 billion as of Dec. 31, 2010. New business awards totaled $30 billion in 2010.
          Fourth quarter 2010 cash provided by operations increased to $1.4 billion from $931 million in the prior year period. In the 2010 fourth quarter the company’s discretionary pension contributions totaled $440 million, and in the fourth quarter of 2009 the company paid income taxes of $508 million on the sale of its Advisory Services business (TASC). Cash provided by operations totaled $2.5 billion in 2010 compared with $2.1 billion in 2009. Discretionary pension contributions totaled $830 million and $800 million for 2010 and 2009, respectively. Cash provided by operations in 2009 also included $102 million from discontinued operations, as well as the income taxes paid on the sale of TASC.
          “Northrop Grumman had a very good fourth quarter and a strong finish to 2010. Operating income and cash generation exceeded our guidance for the year, demonstrating that across all our businesses, our employees are focusing on performance and building a track record of consistent execution. Northrop Grumman is well positioned to continue creating value for our customers and shareholders,” said Wes Bush, chief executive officer and president.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Strong Fourth Quarter and 2010 Financial Results	3
Table 1 - Financial Highlights

	Fourth Quarter		Total Year

($ in millions, except per share amounts)	2010	2009	2010	2009

Sales	$8,607	$8,925	$34,757	$33,755

Operating income	788	631	3,070	2,483

as % of sales	9.2%	7.1%	8.8%	7.4%

Earnings from continuing operations	$376	$375	$2,038	$1,573

Diluted EPS from continuing operations	1.27	1.19	6.77	4.87

Net earnings	376	413	2,053	1,686

Diluted EPS	1.27	1.31	6.82	5.21

Cash provided by operations	1,387	931	2,453	2,133

Free cash flow[1]	1,014	703	1,677	1,411

Pension-adjusted Operating Highlights

Operating income	$788	$631	$3,070	$2,483

Net pension adjustment[1]	1	87	25	311

Pension-adjusted operating income[1]	789	718	3,095	2,794

as % of sales[1]	9.2%	8.0%	8.9%	8.3%

Pension-adjusted Per Share Data

Diluted EPS from continuing operations	$1.27	$1.19	$6.77	$4.87

After-tax net pension adjustment per share[1]	-	0.18	0.05	0.63

Pension-adjusted diluted EPS from continuing operations[1]	1.27	1.37	6.82	5.50

Weighted average shares outstanding - Basic	291.8	311.8	296.9	319.2

Dilutive effect of stock options and stock awards	5.1	3.7	4.2	4.1

Weighted average shares outstanding - Diluted	296.9	315.5	301.1	323.3

[1] Non-GAAP metric - see definitions and reconciliations at the end of this press release.
          Fourth quarter 2010 operating income increased 25 percent to $788 million from $631 million in the prior year period, and as a percent of sales increased 210 basis points to 9.2 percent from 7.1 percent. For 2010 operating income increased 24 percent to $3.1 billion from $2.5 billion in the prior year period, and as a percent of sales increased 140 basis points to 8.8 percent from 7.4 percent. The improvement for both periods principally reflects higher segment operating income and lower net pension adjustment, partially offset by higher corporate unallocated expenses.
          Fourth quarter 2010 segment operating income increased $143 million, or 19 percent, and 2010 segment operating income increased $397 million, or 14 percent. As a percent of sales, fourth quarter 2010 segment operating income improved 200 basis points to 10.3 percent from 8.3 percent, and 2010 segment operating income improved by 90 basis points to 9.6 percent from 8.7 percent. The improvement in segment operating income and margin rate for both periods primarily reflects improved program performance.
          Net pension adjustment improved by $86 million in the 2010 fourth quarter and $286 million for the full year. Unallocated corporate expenses totaled $95 million in the

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Strong Fourth Quarter and 2010 Financial Results	4
2010 fourth quarter and $220 million for the full year, compared with $24 million and $111 million, respectively, for the prior year periods. The increase in corporate unallocated expenses in the 2010 fourth quarter is principally due to additional deferred state taxes and higher other unallowable costs. In 2009 unallocated corporate expenses for the year were reduced by a $64 million pre-tax gain for the settlement of certain litigation matters.
          Federal and foreign income taxes totaled $143 million compared with $196 million in the fourth quarter of 2009. Fourth quarter 2010 included a $15 million credit for the extension of the Research and Development tax credit. The effective tax rate for the 2010 fourth quarter was 27.6 percent compared with 34.3 percent in the 2009 fourth quarter.
          Federal and foreign income taxes totaled $557 million in 2010, including the $296 million benefit from the IRS settlement, compared with $693 million in 2009, which included a net tax benefit of $75 million, primarily for final settlement of the IRS’s examination of the company’s 2001 through 2003 tax returns. The effective tax rate for 2010 was 21.5 percent compared with 30.6 percent in 2009.
          Fourth quarter 2010 diluted earnings per share are based on 296.9 million weighted average shares outstanding compared with 315.5 million in the fourth quarter of 2009. Diluted earnings per share for 2010 are based on 301.1 million weighted average shares outstanding compared with 323.3 million in 2009.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Strong Fourth Quarter and 2010 Financial Results	5
Table 2 - Cash Flow Highlights

	Fourth Quarter			Total Year

($ millions)	2010	2009	Change	2010	2009	Change

Cash provided by operations before discretionary pension contributions[1]	$1,651	$790	$861	$3,058	$2,595	$463

Discretionary pension pre-funding impact, net of tax	(264)	141	(405)	(605)	(462)	(143)

Cash provided by operations	1,387	931	456	2,453	2,133	320

Less:

Capital expenditures	(372)	(218)	(154)	(770)	(654)	(116)

Outsourcing contract & related software costs	(1)	(10)	9	(6)	(68)	62

Free cash flow[1]	$1,014	$703	$311	$1,677	$1,411	$266
1 Non-GAAP metric - see definitions and reconciliations at the end of this press release
Table 3 - Cash Measurements, Debt and Capital Deployment

($ millions)	12/31/2010	12/31/2009

Cash & cash equivalents	$3,701	$3,275
Total debt	4,829	4,294
Net debt[1]	1,128	1,019
Net debt to total capital ratio[2]	6%	6%
1Total debt less cash and cash equivalents.
2 Net debt divided by the sum of shareholders’ equity and total debt.
       Changes in cash and cash equivalents include the following items for cash from operations, investing and financing in 2010:
Operations
•	$830 million discretionary pension contributions

•	$2.5 billion provided by operations after discretionary pension contributions
Investing
•	$770 million for capital expenditures and $6 million for outsourcing contract and related software costs
Financing
•	$1.5 billion proceeds from issuance of long-term debt

•	$1.2 billion for repurchase of approximately 19.7 million shares of common stock

•	$1.2 billion payments of long-term debt

•	$545 million for dividends

•	$142 million proceeds from exercises of stock options and issuance of common stock

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Strong Fourth Quarter and 2010 Financial Results	6
Table 4 – 2011 Guidance - Excludes Shipbuilding

($ in millions, except per share amounts)

Sales	~$27,500

Segment operating margin %[1]	Mid 10%

Operating margin %	~11%

EPS from continuing operations	$6.40 - $6.60

Cash provided by continuing operations before discretionary pension contributions[1]	2,300 - 2,700

Free cash flow provided by continuing operations before discretionary pension contributions[1]	1,700 - 2,000
1 Non-GAAP metric - see definitions at the end of this press release.

           The company’s 2011 guidance reflects the anticipated separation of the Shipbuilding business from Northrop Grumman in 2011. The guidance provided above is based on operating results for the continuing operations: Aerospace Systems, Electronic Systems, Information Systems and Technical Services.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Strong Fourth Quarter and 2010 Financial Results	7
Table 5 - Business Results
Consolidated Sales & Segment Operating Income1

	Fourth Quarter			Total Year

($ millions)	2010	2009	Change	2010	2009	Change

Sales

Aerospace Systems	$2,666	$2,763	(4%)	$10,910	$10,419	5%

Electronic Systems	1,873	2,077	(10%)	7,613	7,671	(1%)

Information Systems	2,085	2,174	(4%)	8,395	8,536	(2%)

Shipbuilding	1,730	1,664	4%	6,719	6,213	8%

Technical Services	795	750	6%	3,230	2,776	16%

Intersegment eliminations	(542)	(503)		(2,110)	(1,860)

	$8,607	$8,925	(4%)	$34,757	$33,755	3%

Segment operating income [1]

Aerospace Systems	$322	$291	11%	$1,256	$1,071	17%

Electronic Systems	272	274	(1%)	1,023	969	6%

Information Systems	178	107	66%	756	624	21%

Shipbuilding	134	88	52%	325	299	9%

Technical Services	49	40	23%	206	161	28%

Intersegment eliminations	(68)	(56)		(240)	(195)

Segment operating income[1]	$887	$744	19%	$3,326	$2,929	14%

as a % of sales[1]	10.3%	8.3%	200 bps	9.6%	8.7%	90 bps

Reconciliation to operating income

Unallocated corporate expenses	$(95)	$(24)	(296%)	$(220)	$(111)	(98%)

Net pension adjustment[1]	(1)	(87)	99%	(25)	(311)	92%

Reversal of royalty income included above	(3)	(2)	(50%)	(11)	(24)	54%

Operating income	788	631	25%	3,070	2,483	24%

as a % of sales	9.2%	7.1%	210 bps	8.8%	7.4%	140 bps

Net interest expense	(65)	(62)	(5%)	(281)	(281)	0%

Charge on debt redemption	(231)	-	NM	(231)	-	NM

Other, net	27	2	1,250%	37	64	(42%)

Earnings from continuing operations before income taxes	519	571	(9%)	2,595	2,266	15%

Federal and foreign income taxes	(143)	(196)	27%	(557)	(693)	20%

Earnings from continuing operations	376	375	0%	2,038	1,573	30%

Earnings from discontinued operations	-	38	(100%)	15	113	(87%)

Net earnings	$376	$413	(9%)	$2,053	$1,686	22%

1 Non-GAAP metric - see definitions and reconciliations at the end of this press release.

           Results for TASC, divested in December 2009, are reported as discontinued operations for all periods presented.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Strong Fourth Quarter and 2010 Financial Results	8
Aerospace Systems ($ millions)

	Fourth Quarter			Total Year
	2010	2009	% Change	2010	2009	% Change

Sales	$2,666	$2,763	(3.5%)	$10,910	$10,419	4.7%

Operating income	322	291	10.7%	1,256	1,071	17.3%

as % of sales	12.1%	10.5%		11.5%	10.3%
          Aerospace Systems fourth quarter 2010 sales declined 4 percent, principally due to fewer working days in the 2010 fourth quarter than in the prior year period and lower volume for civil space and missile defense programs. Aerospace Systems sales increased 5 percent in 2010 due to higher volume for manned and unmanned aircraft programs and restricted programs, which was partially offset by lower volume for missile defense programs.
          Aerospace Systems fourth quarter 2010 operating income increased 11 percent, and as a percent of sales increased to 12.1 percent from 10.5 percent. Higher operating income and margin rate for the fourth quarter reflect improved program performance and lower costs. Aerospace Systems 2010 operating income increased 17 percent and as a percent of sales increased to 11.5 percent from 10.3 percent. Higher operating income and margin rate for the year reflect higher volume, improved program performance and lower costs.
Electronic Systems ($ millions)

	Fourth Quarter			Total Year
	2010	2009	% Change	2010	2009	% Change

Sales	$1,873	$2,077	(9.8%)	$7,613	$7,671	(0.8%)

Operating income	272	274	(0.7%)	1,023	969	5.6%

as a % of sales	14.5%	13.2%		13.4%	12.6%
          Electronic Systems fourth quarter 2010 sales declined 10 percent due to fewer working days in the 2010 fourth quarter than in the prior year period and lower volume for several programs nearing completion and contracts transitioning to their next phase, all of which were partially offset by higher volume for targeting systems programs. Electronic Systems 2010 sales were comparable to 2009 sales.
          Electronic Systems fourth quarter 2010 operating income was comparable to the prior year period, and as a percent of sales increased to 14.5 percent from 13.2 percent. The higher margin rate for the fourth quarter reflects improved program performance for intelligence, surveillance and reconnaissance programs, including postal automation, and improved performance on land and self-protection systems programs. Electronic Systems 2010 operating income increased 6 percent, and as a percent of sales increased

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Strong Fourth Quarter and 2010 Financial Results	9
to 13.4 percent from 12.6 percent. Higher operating income and margin rate reflect higher volume for targeting systems and improved performance for land and self-protection systems programs.

 Information Systems ($ millions)

	Fourth Quarter			Total Year
	2010	2009	% Change	2010	2009	% Change
Sales	$2,085	$2,174	(4.1%)	$8,395	$8,536	(1.7%)
Operating income	178	107	66.4%	756	624	21.2%
as a % of sales	8.5%	4.9%		9.0%	7.3%
          Information Systems fourth quarter 2010 sales declined 4 percent primarily due to fewer working days in the 2010 fourth quarter than in the prior year period and lower volume for intelligence and defense programs, which was partially offset by higher volume for civil systems programs. Information Systems sales declined 2 percent in 2010 principally due to lower volume for intelligence and civil systems programs, which was partially offset by higher volume for defense programs.
          Information Systems fourth quarter 2010 operating income increased 66 percent and as a percent of sales increased to 8.5 percent from 4.9 percent. Information Systems operating income increased 21 percent in 2010 and as a percent of sales increased to 9 percent from 7.3 percent. Higher operating income and rate in the fourth quarter and the year reflect improved program performance for civil systems programs, as well as the absence of expenses incurred in the fourth quarter of 2009 associated with the divestiture of TASC.

 Shipbuilding ($ millions)

	Fourth Quarter			Total Year
	2010	2009	% Change	2010	2009	% Change
Sales	$1,730	$1,664	4.0%	$6,719	$6,213	8.1%
Operating income	134	88	52.3%	325	299	8.7%
as % of sales	7.7%	5.3%		4.8%	4.8%
          Shipbuilding fourth quarter 2010 sales increased 4 percent due to higher volume for submarine and expeditionary warfare programs, which more than offset the impact of fewer working days in the 2010 fourth quarter and lower volume for aircraft carrier and surface combatant programs. Shipbuilding sales increased 8 percent in 2010 due to higher volume for expeditionary warfare, aircraft carrier and submarine programs, partially offset by lower volume for surface combatant programs.
          Fourth quarter 2010 operating income increased 52 percent, and as a percent of sales increased to 7.7 percent from 5.3 percent. Higher operating income and rate reflect higher volume and improved program performance for expeditionary warfare, aircraft

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Strong Fourth Quarter and 2010 Financial Results	10
carrier and submarine programs. Operating income increased 9 percent in 2010, consistent with the increase in sales, and as a percent of sales was unchanged at 4.8 percent.

 Technical Services ($ millions)

	Fourth Quarter			Total Year
	2010	2009	% Change	2010	2009	% Change
Sales	$795	$750	6.0%	$3,230	$2,776	16.4%
Operating income	49	40	22.5%	206	161	28.0%
as a % of Sales	6.2%	5.3%		6.4%	5.8%
          Technical Services fourth quarter 2010 sales increased 6 percent primarily due to higher volume for integrated logistics and modernization programs, which more than offset the impact of fewer working days in the 2010 fourth quarter than the prior year period. Technical Services sales increased 16 percent in 2010, principally due to higher volume for integrated logistics and modernization programs.
          Technical Services fourth quarter 2010 operating income increased 23 percent, and as a percent of sales increased to 6.2 percent from 5.3 percent. Operating income increased 28 percent in 2010 and as a percent of sales improved to 6.4 percent from 5.8 percent. The improvements in operating income and rate are due to higher volume, improved business mix and improved performance.
# # #

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Strong Fourth Quarter and 2010 Financial Results	11
About Northrop Grumman
          Northrop Grumman will webcast its earnings conference call at 10:30 a.m. ET on Feb. 9, 2011. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s website at http://www.northropgrumman.com.
          Northrop Grumman Corporation is a leading global security company whose 120,000 employees provide innovative systems, products, and solutions in aerospace, electronics, information systems, shipbuilding and technical services to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.
Statements in this release and the attachments, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “assume,” “expect,” “intend,” “plan,” “potential,” “believe,” “estimate,” “guidance,” and similar expressions generally identify these forward-looking statements. Forward-looking statements in this release and the attachments include, among other things, financial guidance regarding future sales, segment operating income, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow and earnings. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Actual results could differ materially due to factors such as: the effect of the government’s newly announced plans to change its current procurement practices; changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, changes in import and export policies, changes in customer short-range and long-range plans); timing and execution of consolidation of Shipbuilding’s Gulf Coast facilities; execution of any strategic alternative for the Shipbuilding business, including an anticipated spin-off; the effects of changes to capital structure; the effect of economic conditions in the United States and globally; access to capital; future sales and cash flows; timing of cash receipts; effective tax rates and timing and amounts of tax payments; returns on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; retiree medical expense; the outcome of litigation, claims, audits, appeals, bid protests and investigations; hurricane and earthquake-related insurance coverage and recoveries; costs of environmental remediation; our relationships with labor unions; availability and retention of qualified personnel; costs of capital investments; changes in organizational structure and reporting segments; risks associated with acquisitions, dispositions, joint ventures, strategic alliances and other business arrangements; possible impairments of goodwill or other intangible assets; effects of legislation, rulemaking, and changes in accounting, tax or defense procurement; acquisition or termination of contracts; technical, operation or quality setbacks in contract performance; protection of intellectual property rights; risks associated with our nuclear operations; issues with, and financial viability of, key suppliers and subcontractors; availability of materials and supplies; controlling costs of fixed-price development programs; contractual performance relief and the application of cost sharing terms; allowability and allocability of costs under U.S. Government contracts; progress and acceptance of new products and technology; domestic and international competition; legal, financial and governmental risks related to international transactions; potential security threats, natural disasters and other disruptions not under our control; and other risk factors disclosed in our filings with the Securities and Exchange Commission.
These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Strong Fourth Quarter and 2010 Financial Results	12
This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company’s use of these measures are included in this release or the attachments.
LEARN MORE ABOUT US: Northrop Grumman news releases, product information, photos and video clips are available on the Internet at: http://www.northropgrumman.com
0211-59

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

NORTHROP GRUMMAN CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (preliminary and unaudited)	SCHEDULE 1

	Year Ended December 31
$ in millions, except per share amounts	2010	2009	2008

Sales and Service Revenues
Product sales	$21,776	$20,914	$19,634
Service revenues	12,981	12,841	12,681

Total sales and service revenues	34,757	33,755	32,315

Cost of Sales and Service Revenues
Cost of product sales	16,820	16,591	15,490
Cost of service revenues	11,789	11,539	10,885
General and administrative expenses	3,078	3,142	3,143
Goodwill impairment			3,060

Operating income (loss)	3,070	2,483	(263)
Other (expense) income
Interest expense	(281)	(281)	(295)
Charge on debt redemption	(231)
Other, net	37	64	38

Earnings (loss) from continuing operations before income taxes	2,595	2,266	(520)
Federal and foreign income taxes	557	693	859

Earnings (loss) from continuing operations	2,038	1,573	(1,379)
Earnings from discontinued operations, net of tax	15	113	117

Net earnings (loss)	$2,053	$1,686	$(1,262)

Basic Earnings (Loss) Per Share
Continuing operations	$6.86	$4.93	$(4.12)
Discontinued operations	.05	.35	.35

Basic earnings (loss) per share	$6.91	$5.28	$(3.77)

Weighted-average common shares outstanding, in millions	296.9	319.2	334.5

Diluted Earnings (Loss) Per Share
Continuing operations	$6.77	$4.87	$(4.12)
Discontinued operations	.05	.34	.35

Diluted earnings (loss) per share	$6.82	$5.21	$(3.77)

Weighted-average diluted shares outstanding, in millions	301.1	323.3	334.5

Net earnings (loss) from above	$2,053	$1,686	$(1,262)
Other comprehensive income (loss)
Change in cumulative translation adjustment	(41)	31	(24)
Change in unrealized gain (loss) on marketable securities and cash flow hedges, net of tax benefit (expense) of $0 in 2010, $(23) in 2009, and $22 in 2008	1	36	(35)
Change in unamortized benefit plan costs, net of tax (expense) benefit of $(183) in 2010, $(374) in 2009 and $1,888 in 2008	297	561	(2,884)

Other comprehensive income (loss), net of tax	257	628	(2,943)

Comprehensive income (loss)	$2,310	$2,314	$(4,205)

NORTHROP GRUMMAN CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (preliminary and unaudited)	SCHEDULE 2

	December 31	December 31
$ in millions	2010	2009

Assets
Current Assets
Cash and cash equivalents	$3,701	$3,275
Accounts receivable, net of progress payments	4,057	3,394
Inventoried costs, net of progress payments	1,185	1,170
Deferred tax assets	710	524
Prepaid expenses and other current assets	251	272

Total current assets	9,904	8,635

Property, Plant, and Equipment
Land and land improvements	666	649
Buildings and improvements	2,658	2,422
Machinery and other equipment	5,134	4,759
Capitalized software costs	636	624
Leasehold improvements	670	630

	9,764	9,084
Accumulated depreciation	(4,722)	(4,216)

Property, plant, and equipment, net	5,042	4,868

Other Assets
Goodwill	13,517	13,517
Other purchased intangibles, net of accumulated amortization of $1,965 in 2010 and $1,871 in 2009	779	873
Pension and post-retirement plan assets	450	300
Long-term deferred tax assets	612	1,010
Miscellaneous other assets	1,117	1,049

Total other assets	16,475	16,749

Total assets	$31,421	$30,252

Liabilities and Shareholders’ Equity

Current Liabilities
Notes payable to banks	$10	$12
Current portion of long-term debt	774	91
Trade accounts payable	1,846	1,921
Accrued employees’ compensation	1,349	1,281
Advance payments and billings in excess of costs incurred	2,076	1,954
Other current liabilities	2,331	1,726

Total current liabilities	8,386	6,985

Long-term debt, net of current portion	4,045	4,191
Pension and post-retirement plan liabilities	4,116	4,874
Other long-term liabilities	1,317	1,515

Total liabilities	17,864	17,565

Shareholders’ Equity
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2010 —290,956,752; 2009 — 306,865,201	291	307
Paid-in capital	7,778	8,657
Retained earnings	8,245	6,737
Accumulated other comprehensive loss	(2,757)	(3,014)

Total shareholders’ equity	13,557	12,687

Total liabilities and shareholders’ equity	$31,421	$30,252

NORTHROP GRUMMAN CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (preliminary and unaudited)	SCHEDULE 3

	Year Ended December 31
$ in millions	2010	2009	2008

Operating Activities
Sources of Cash — Continuing Operations
Cash received from customers
Progress payments	$6,401	$8,561	$6,219
Collections on billings	28,079	25,099	26,938
Other cash receipts	61	62	88

Total sources of cash — continuing operations	34,541	33,722	33,245

Uses of Cash — Continuing Operations
Cash paid to suppliers and employees	(29,775)	(29,250)	(28,817)
Pension contributions	(894)	(858)	(320)
Interest paid, net of interest received	(280)	(269)	(287)
Income taxes paid, net of refunds received	(1,071)	(774)	(712)
Income taxes paid on sale of businesses		(508)	(7)
Excess tax benefits from stock-based compensation	(22)	(2)	(48)
Other cash payments	(46)	(30)	(16)

Total uses of cash — continuing operations	(32,088)	(31,691)	(30,207)

Cash provided by continuing operations	2,453	2,031	3,038
Cash provided by discontinued operations		102	173

Net cash provided by operating activities	2,453	2,133	3,211

Investing Activities
Proceeds from sale of businesses, net of cash divested	14	1,650	175
Payments for businesses purchased		(33)	(92)
Additions to property, plant, and equipment	(770)	(654)	(681)
Payments for outsourcing contract costs and related software costs	(6)	(68)	(110)
Decrease (increase) in restricted cash	5	(28)	61
Other investing activities, net	(4)		21

Net cash (used in) provided by investing activities	(761)	867	(626)

Financing Activities
Net borrowings under lines of credit	(2)	(12)	(2)
Proceeds from issuance of long-term debt	1,484	843
Payments of long-term debt	(1,190)	(474)	(113)
Proceeds from exercises of stock options and issuances of common stock	142	51	103
Dividends paid	(545)	(539)	(525)
Excess tax benefits from stock-based compensation	22	2	48
Common stock repurchases	(1,177)	(1,100)	(1,555)

Net cash used in financing activities	(1,266)	(1,229)	(2,044)

Increase in cash and cash equivalents	426	1,771	541
Cash and cash equivalents, beginning of year	3,275	1,504	963

Cash and cash equivalents, end of year	$3,701	$3,275	$1,504

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Year Ended December 31
$ in millions	2010	2009	2008

Reconciliation of Net Earnings (Loss) to Net Cash Provided by Operating Activities
Net earnings (loss)	$2,053	$1,686	$(1,262)
Net (earnings) from discontinued operations		(95)	(91)
Adjustments to reconcile to net cash provided by operating activities
Depreciation	606	585	567
Amortization of assets	132	151	189
Impairment of goodwill			3,060
Stock-based compensation	136	105	118
Excess tax benefits from stock-based compensation	(22)	(2)	(48)
Pre-tax gain on sale of businesses		(446)	(58)
Charge on debt redemption	231
(Increase) decrease in
Accounts receivable, net	(664)	297	(133)
Inventoried costs, net	(61)	(246)	(2)
Prepaid expenses and other current assets	38	(6)	(20)
Increase (decrease) in
Accounts payable and accruals	330	(151)	383
Deferred income taxes	60	112	167
Income taxes payable	(26)	65	241
Retiree benefits	(326)	(20)	(167)
Other non-cash transactions, net	(34)	(4)	94

Cash provided by continuing operations	2,453	2,031	3,038
Cash provided by discontinued operations		102	173

Net cash provided by operating activities	$2,453	$2,133	$3,211

Non-Cash Investing and Financing Activities
Sale of businesses
Liabilities assumed by purchaser		$167	$18

Purchase of businesses
Liabilities assumed by the company			$20

Mandatorily redeemable convertible preferred stock converted or redeemed into common stock			$350

Capital expenditures accrued in accounts payable	$85	$104	$84

NORTHROP GRUMMAN CORPORATION TOTAL BACKLOG AND CONTRACT AWARDS (preliminary and unaudited)	SCHEDULE 5

$ in millions	December 31, 2010			December 31, 2009 (3)

	FUNDED (1)	UNFUNDED(2)	TOTAL BACKLOG	FUNDED (1)	UNFUNDED(2)	TOTAL BACKLOG

Aerospace Systems	$9,185	$11,683	$20,868	$8,320	$16,063	$24,383
Electronic Systems	8,093	2,054	10,147	7,591	2,784	10,375
Information Systems	4,711	5,879	10,590	4,319	4,508	8,827
Shipbuilding	9,569	7,772	17,341	11,294	9,151	20,445
Technical Services	2,763	2,474	5,237	2,352	2,804	5,156

Total	$34,321	$29,862	$64,183	$33,876	$35,310	$69,186

(1)	Funded backlog represents firm orders for which funding is contractually obligated by the customer.

(2)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer.
Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity (IDIQ) orders.

(3)	Certain prior period amounts have been reclassified to conform to the 2010 presentation.

New Awards — The estimated value of contract awards included in backlog during the year ended December 31, 2010, was approximately $30 billion.
In the fourth quarter of 2010, a $1.1B reduction in backlog was recorded as a result of the restructure of the National Polar-orbiting Operational Environmental Satellite System (NPOESS). Backlog was also impacted in 2010 by an agreement we reached with the Commonwealth of Virginia related to the VITA contract. The agreement defined minimum revenue amounts for the remaining years under the base contract and extended the contract for three additional years through 2019. We recorded a favorable backlog adjustment of $824 million for the definitization of the base contract revenues for years 2011 through 2016, while the contract extension and 2010 portion of the base contract revenues, totaling $802 million, were recorded as new awards in the period.

NORTHROP GRUMMAN CORPORATION SCHEDULE OF REALIGNED SEGMENT INFORMATION (unaudited)	SCHEDULE 6

	NET SALES				SEGMENT OPERATING INCOME (LOSS)(2)
				Three				Three
				Months Ended				Months Ended
$ in millions	Year Ended December 31			Dec 31	Year Ended December 31			Dec 31
	2007	2008	2009	2009	2007	2008	2009	2009
AS REPORTED
Aerospace Systems	$9,234	$9,825	$10,419	$2,763	$919	$416	$1,071	$291
Electronic Systems	6,466	7,048	7,671	2,077	809	947	969	274
Information Systems	7,758	8,205	8,611	2,195	725	629	631	109
Shipbuilding	5,788	6,145	6,213	1,664	538	(2,307)	299	88
Technical Services	2,422	2,535	2,776	750	139	144	161	40
Intersegment Eliminations	(1,327)	(1,443)	(1,935)	(524)	(105)	(128)	(202)	(58)

Total	$30,341	$32,315	$33,755	$8,925	$3,025	$(299)	$2,929	$744

RECASTED AND REALIGNED (1)
Aerospace Systems	$9,234	$9,825	$10,419	$2,763	$919	$416	$1,071	$291
Electronic Systems	6,466	7,048	7,671	2,077	809	947	969	274
Information Systems	7,717	8,174	8,536	2,174	722	626	624	107
Shipbuilding	5,788	6,145	6,213	1,664	538	(2,307)	299	88
Technical Services	2,422	2,535	2,776	750	139	144	161	40
Intersegment Eliminations	(1,286)	(1,412)	(1,860)	(503)	(102)	(125)	(195)	(56)

Total	$30,341	$32,315	$33,755	$8,925	$3,025	$(299)	$2,929	$744

(1)	Reported amounts for total years 2007 through 2009 (previously reported in the 2009 Form 10-K), and the three months ended Dec. 31, 2009 (previously reported in the Fourth Quarter 2009 earnings release filed on Feb. 4, 2010) were adjusted to reflect the January 2010 transfer of the company’s internal information technology services unit from the Information Systems segment to the company’s corporate shared services group.

(2)	Non-GAAP measure. Management uses segment operating income as an internal measure of financial performance for the individual operating segments.

Non-GAAP Financial Measures Disclosure: Today’s press release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. While we believe that these non-GAAP financial measures may be useful in evaluating Northrop Grumman’s financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Definitions are provided for the non-GAAP measures and reconciliations are provided in the body of the release and in attached schedules. References to a “Table” in the definitions below relate to tables in the body of this press release. Other companies may define these measures differently or may utilize different non-GAAP measures.
Cash provided by operations before discretionary pension contributions: Cash provided by operations before the after-tax impact of discretionary pension contributions. Cash provided by operations before discretionary pension contributions has been provided for consistency and comparability of 2010 and 2009 financial performance and is reconciled on Table 2.
Cash provided by continuing operations before discretionary pension contributions: Cash provided by continuing operations before the after-tax impact of discretionary pension contributions. Cash provided by continuing operations before discretionary pension contributions has been provided for consistency and comparability.
Free cash flow: Cash provided by operations less capital expenditures and outsourcing contract and related software costs. We use free cash flow as a key factor in our planning for and consideration of strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow is reconciled in Table 2.
Free cash flow from continuing operations before discretionary pension contributions: Cash provided by continuing operations before the after-tax impact of discretionary pension contributions less capital expenditures and outsourcing contract and related software costs. We use free cash flow from continuing operations before discretionary pension contributions as a key factor in our planning for and consideration of strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP.
Net pension adjustment: Pension expense determined in accordance with GAAP less pension expense allocated to the operating segments under U.S. Government Cost Accounting Standards (CAS). Net pension adjustment is presented in Table 1.
After-tax net pension adjustment per share: The per share impact of the net pension adjustment as defined above, after tax at the statutory rate of 35%, provided for consistency and comparability of 2010 and 2009 financial performance and reconciled on Table 1.
Pension-adjusted diluted EPS from continuing operations: Diluted EPS from continuing operations excluding the after-tax net pension adjustment per share. These per share amounts are provided for consistency and comparability of operating results. Management uses pension-adjusted diluted EPS from continuing operations, as reconciled in Table 1, as an internal measure of financial performance.

Northrop Grumman Corporation
 1840 Century Park East • Los Angeles, CA 90067
 www.northropgrumman.com

Pension-adjusted operating income: Operating income before net pension adjustment as reconciled in Table 1 and used as an internal measure of financial performance.
Pension-adjusted operating income as a % of sales: Pension-adjusted operating income as defined above, divided by sales. Management uses pension-adjusted operating income as a % of sales, as reconciled in Table 1, as an internal measure of financial performance.
Segment operating income (loss): Total earnings from our five segments including allocated pension expense recognized under CAS. Reconciling items to operating income are unallocated corporate expenses, which include management and administration, legal, environmental, certain compensation and retiree benefits, and other expenses; net pension adjustment; and reversal of royalty income included in segment operating income. Management uses segment operating income, as reconciled in Table 5, as an internal measure of financial performance of our individual operating segments.
Segment operating margin % / Segment operating income as a % of sales: Segment operating income as defined above, divided by sales. Management uses segment operating income as a % of sales, as reconciled in Table 5, as an internal measure of financial performance.
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Northrop Grumman Corporation
 1840 Century Park East • Los Angeles, CA 90067
 www.northropgrumman.com